Exhibit 12

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

March 21, 2025

Attn: Manager

RoyaltyTraders LLC dba SongVest

1053 East Whitaker Mill Rd., Suite 115

Raleigh, NC 27604

To the Manager:

We are acting as counsel to RoyaltyTraders LLC (the “Company”) with respect to the preparation and filing of an Offering Statement on Form 1-A POS (the “Offering Statement”). The Offering Statement covers the contemplated sale of units (the “Royalty Share Units”) representing the contractual right to receive a portion of any royalty revenues from the music portfolio underlying a specified royalty sharing agreement (a “Royalty Share Agreement”) as set forth on Schedule 1 hereto (each, an “Offering”).

The Royalty Share Units will be purchased and sold pursuant to a subscription agreement as set forth in Part III of the Offering Statement (the “Subscription Agreement”), and as entered into (or to be entered into) between the Company and each purchaser of the Royalty Share Units (“Purchasers”).

In connection with the opinion contained herein, we have examined the Offering Statement, the certificate of formation of the Company, its Amended and Restated Limited Liability Company Operating Agreement, the Subscription Agreement, and the Royalty Share Agreement specific to each Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. Additionally, in rendering the opinions set forth below, we have assumed that each Purchaser has the legal capacity or power, corporate or other, to enter into and perform all such obligations under the Subscription Agreement.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Royalty Share Units being sold pursuant to the Offering Statement have been authorized by all necessary limited liability company actions of the Company and, when paid for by and delivered to the Purchasers in accordance with the terms set forth in the Offering Statement, will be valid, binding obligations of the Company in accordance with the terms therein.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the Offering Statement.

Yours truly,

/s/ CrowdCheck Law LLP
AS

SCHEDULE 1

Royalty Share Unit Name	Underlying Portfolio(s)	Offering Price per Unit	Minimum Offering Amount	Maximum Offering Amount	Maximum Units
“Beyonce’s Radio”	“Beyonce’s Radio” Producer’s Share	$36.00	$-	$38,880	1,080
“Canion Lamb (Beyonce’s Countdown and More)”	“Beyonce’s Countdown and More” Writer’s Share	$72.00	$-	$37,152	516
“Justin Bieber’s Rockin’ Around the Christmas Tree”	“Rockin’ Around the Christmas Tree” Producer’s Share	$37.80	$-	$108,864	2,880
“Young Thug – Best Friend”	“Best Friend” Writer’s Share	$36.00	$-	$19,872	552
“No Scrubs – TLC Version”	“No Scrubs – TLC Version” Sound Recording Owner’s Share	$120.00	$-	$61,440	512
“Creep – TLC Version”	“Creep – TLC Version” Sound Recording Owner’s Share	$120.00	$-	$76,200	635
“Under Pressure”	“Under Pressure” Producer’s Share	$98.00	$-	$157,486	1,607
“I Want It All”	“I Want It All Producer’s Share	$98.00	$-	$164,444	1,678
“The Show Must Go On”	“The Show Must Go On” Producer’s Share	$98.00	$-	$123,774	1,263
“Bohemian Rhapsody Soundtrack”	“Bohemian Rhapsody Soundtrack” Producer’s Share	$98.00	$-	$64,484	658
“A Kind of Magic”	“A Kind of Magic” Producer’s Share	$98.00	$-	$139,062	1,419
“Anything At All – 2024 Version”	“Anything At All – 2024 Version” Sound Recording Owner’s Share	$63.00	$-	$63,000	1,000
“Duran Duran’s Ordinary World”	“Duran Duran’s Ordinary World” Sound Recording Owner’s Share	$63.00	$-	$64,134	1,018
“Duran Duran’s Come Undone”	“Duran Duran’s Come Undone” Sound Recording Owner’s Share	$63.00	$-	$53,676	852
“Zardonic’s Raise Hell”	“Zardonic’s Raise Hell” Sound Recording Owner’s Share	$63.00	$-	$126,000	2,000
“Jimmie Allen’s Down Home”	“Jimmie Allen’s Down Home” Sound Recording Owner’s Share	$63.00	$-	$74,088	1,176
“Jimmie Allen’s Freedom Was A Highway”	“Jimmie Allen’s Freedom Was A Highway” Sound Recording Owner’s Share	$63.00	$-	$19,845	315
“Jimmie Allen’s Best Shot”	“Jimmie Allen’s Best Shot” Sound Recording Owner’s Share	$63.00	$-	$147,924	2,348